Exhibit 99.2

Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

AFFYMETRIX ANNOUNCES PRICING OF OFFERING OF SENIOR CONVERTIBLE
NOTES DUE 2038

Santa Clara, Calif. — November 13, 2007 — Affymetrix Inc., (Nasdaq: AFFX) announced today that it has entered into an agreement to sell $275 million aggregate principal amount of unsecured 3.50% Senior Convertible Notes due 2038. Affymetrix has granted the underwriter an over-allotment option to purchase up to $41.25 million aggregate principal amount of additional notes on the same terms and conditions.

The notes will be convertible into Affymetrix common stock at an initial conversion rate of 33.1991 shares per $1,000 principal amount of notes, subject to adjustment. This conversion rate is equivalent to an initial conversion price of approximately $30.12 per share. This represents a 39% premium to the last reported sale price of Affymetrix’ common stock on the NASDAQ Global Select Market on November 13, 2007.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include funding its operations, capital expenditures, potential acquisitions of businesses, product or technologies it believes to be of strategic importance and repurchases or redemption of all or a portion of its 0.75% Senior Convertible Notes due 2033.

J.P. Morgan Securities Inc. is acting as the sole book-running manager of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of securities may be made only by means of a prospectus. Copies of the prospectus can be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Tel: (866) 430-0686.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements in this press release that are not historical are “forward-looking statements” under the federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to whether or not the Company will complete the offering and the anticipated use of proceeds. For a detailed discussion of these and other cautionary statements and risk factors, please refer to the Company’s Form 10-K for the year ended December 31, 2006 and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations or any change in events, conditions, or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix and the Affymetrix logo are trademarks owned or used by Affymetrix, Inc.